EXHIBIT 10.21

Description of Director and Named Executive Officer Compensation*

Directors

Directors who are also employees of either the Holding Company or Finlay Jewelry receive no additional compensation for serving as members of the Board.

For serving as a director of the Holding Company and Finlay Jewelry during fiscal 2008, each non-employee director received aggregate compensation at the rate of $25,000 per year plus $1,000 for each Board meeting and each committee meeting attended in person, and $500 for each such meeting attended by conference telephone call, with the chairman of the Audit Committee receiving an additional annual fee of $6,000 and the chairman of the Compensation Committee and the chairman of the Nominating & Corporate Governance Committee each receiving an additional annual fee of $3,000. The Lead Independent Director also receives an additional annual fee of $25,000.

As in prior years, for fiscal 2008, each non-employee director had the option, under the Holding Company’s Director Deferred Compensation and Stock Purchase Plan (the “Director Deferred Compensation Plan”), to defer 100% of his or her eligible director fees (which are annual retainer fees plus any annual fees received by a participant for services as chairperson of any committee of the Board of Directors, other than the Lead Independent Director’s annual fee) that would otherwise be paid in cash and receive restricted stock units (“RSUs”). The participant RSUs are awarded and credited to the director participant’s account quarterly in an amount based on a formula which divides the cash amount deferred by the fair market value of a share of Common Stock on the award date, and are immediately vested. The Holding Company also credits the participant’s account with one matching RSU, which vests on the one-year anniversary date of the award date, for each participant RSU purchased by the director.

The shares issued upon distribution of RSUs under the Director Deferred Compensation Plan are provided by the Holding Company's 2007 Long Term Incentive Plan (the “2007 Plan”). Due to an insufficient number of shares available for awards under the 2007 Plan, the directors who elected to defer their director fees for fiscal 2008 were credited with approximately 90% of the RSUs to which they were entitled in connection with the deferral of their second quarter 2008 director fees. The Holding Company intends to credit these directors’ accounts under the Director Deferred Compensation Plan with the remaining approximately 10% of such RSUs if, and when, adequate shares become available under the 2007 Plan either through the forfeiture of currently outstanding awards or stockholder approval of additional shares with respect to the plan.

* References herein to Holding Company are intended to refer to Finlay Enterprises, Inc. and references herein to Finlay Jewelry are intended to refer to Finlay Fine Jewelry Corporation.

As a result of the unavailability of shares under the 2007 Plan to satisfy the Holding Company’s obligations under the Director Deferred Compensation Plan, the Director Deferred Compensation Plan was also amended effective as of May 22, 2008 to reflect that the Holding Company may delay crediting of RSUs awards payable thereunder until the requisite number of shares of Common Stock are available under the 2007 Plan.

Pursuant to these amendments, no new deferral agreements may be entered into under the Director Deferred Compensation Plan, and any existing deferral agreements will remain in full force and effect, except that cash (rather than RSUs), will be paid for eligible director's fees deferred with respect to the third and fourth quarters of the 2008 fiscal year on February 2, 2009. Effective May 22, 2008, no more matching awards will be made under the Director Deferred Compensation Plan.

Named Executive Officers

The following table sets forth the annual base salaries of the Chief Executive Officer and the four other most highly compensated executive officers of the Holding Company for fiscal 2008, which reflect cost of living increases for certain of the executive officers effective August 1, 2008. These represent the first salary increases for these executive officers in more than two years.

	Base Salary until August 1, 2008	Base Salary beginning August 1, 2008
Arthur E. Reiner Chairman, President and Chief Executive Officer of the Holding Company and Chairman and Chief Executive Officer of Finlay Jewelry	$1,005,000	$1,005,000

Bruce E. Zurlnick Senior Vice President, Treasurer and Chief Financial Officer of the Holding Company and Finlay Jewelry	$310,000	$321,000

Joseph M. Melvin Executive Vice President, and Chief Operating Officer of the Holding Company and President and Chief Operating Officer of Finlay Jewelry	$452,056	$465,056

Leslie A. Philip Executive Vice President, and Chief Merchandising Officer of the Holding Company and Finlay Jewelry	$471,690	$485,690

Edward J. Stein (1) Senior Vice President and Director of Stores of Finlay Jewelry	$390,056	—

(1) Mr. Stein will retire on June 23, 2008.

Each of these executive officers (other than Mr. Stein) is also entitled to receive an annual cash bonus for the 2008 fiscal year equal to a specified percentage of the overall bonus pool for the 2008 fiscal year established under the Company’s 2007 Cash Bonus Plan.

Pursuant to the terms of his employment agreement, Mr. Reiner is also entitled to certain stock compensation.

The executive officers named above are also eligible to receive those benefits available to all of Finlay Jewelry's senior officers, including performance-based cash bonuses, supplemental executive medical benefits, company-paid group life insurance (other than for Mr. Reiner who is entitled to key man life insurance under the terms of his employment agreement), as well as various other benefits available to all full-time employees of Finlay Jewelry including, but not limited to, paid vacation time, participation in the Holding Company's 401(k) plan and short-term disability benefits.